Exhibit 99.3

Preferred Stock

CNLBANCSHARES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Lee E. Hanna and Chirag J. Bhavsar, and each of them with full power of substitution, my true and lawful attorneys and proxies to represent the undersigned and to vote, as designated below, all the shares of preferred stock of CNLBancshares, Inc. (the “Company”) which the undersigned would be entitled to vote at the Special Meeting of shareholders of the Company to be held at                     , local time, on                     2015 at                     , Orlando, Florida                     , and at any adjournments thereof, on all matters coming before said meeting.

1. To approve the Agreement and Plan of Merger, dated as of May 26, 2015, among Valley National Bancorp and the Company pursuant to which the Company will merge with and into Valley National Bancorp, as described in the accompanying Proxy Statement.

For                     Against                     Abstain

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Agreement and Plan of Merger dated as of May 26, 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

PLEASE MARK, SIGN BELOW, DATE AND RETURN ON OR BEFORE                     , 2015 IN THE ENVELOPE FURNISHED

(Signature of Shareholder)

(Print Name of Shareholder)

Shares of Series A preferred stock owned:

Shares of Class B preferred stock owned:

Date: , 2015

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When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign partnership name by an authorized person.